UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2021

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 200, Dublin, CA	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On August 16, 2021 (the “Closing Date”), AEye, Inc., a Delaware corporation (f/k/a CF Finance Acquisition Corp. III (“CF III”)) (the “Company”), consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Merger Agreement, dated as of February 17, 2021 (the “Original Merger Agreement”, as amended by that certain Merger Agreement Amendment, dated as of April 30, 2021 (the “Merger Agreement Amendment”, the Original Merger Agreement, as amended by the Merger Agreement Amendment, the “Merger Agreement”), by and among the Company, Meliora Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and AEye Technologies, Inc., a Delaware corporation (f/k/a AEye, Inc.) (“AEye Technologies”).

Pursuant to the terms of the Merger Agreement, the Business Combination between the Company and AEye Technologies was effected through the merger of Merger Sub with and into AEye Technologies, with AEye Technologies surviving the merger as a wholly-owned subsidiary of the Company (the “Merger” and the completion of the Merger, the “Closing”). At the effective time of the Merger (the “Effective Time”) all of the issued and outstanding shares of capital stock of AEye Technologies were converted into an aggregate of 122,509,667 shares (the “Merger Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

In connection with the Merger Agreement, in a private placement of its securities, CF III entered into PIPE subscription agreements (the “PIPE Subscription Agreement”) with certain third-party investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, and CF III agreed to sell to the PIPE Investors, an aggregate of up to 22,500,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of up to $225 million (the “PIPE”). The PIPE Shares were issued concurrently with the Closing of the Merger on the Closing Date.

In connection with the Closing of the Business Combination, the Company changed its name from CF Finance Acquisition Corp. III to AEye, Inc. Unless the context requires otherwise, references herein to the Company following the Closing refer to AEye, Inc. together with its consolidated subsidiaries (including AEye Technologies).

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the full text of the Original Merger Agreement and the Merger Agreement Amendment, copies of which are attached as Annex A-1 and Annex A-2, respectively, to the final proxy statement/prospectus the (“Final Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2021 by CF III under Rule 424(b)(3).

Item 2.01.	Completion of Acquisition of Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. The material provisions of the Merger Agreement are described in the Final Proxy Statement/Prospectus in the section titled “The Merger Agreement”, which description is incorporated herein by reference.

As previously reported in the Current Report on Form 8-K filed with the SEC on August 16, 2021, CF III held a special meeting of its stockholders on August 12, 2021 (the “Special Meeting”). At the Special Meeting, the CF III stockholders considered and adopted, among other matters, the Merger Agreement. Prior to the Special Meeting, the holders of 19,355,365 shares of CF III’s common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem those shares for cash at a price of $10.10 per share, for an aggregate of approximately $195.5 million. The per share redemption price of $10.10 for holders of Public Shares electing redemption was paid out of CF III’s trust account, which after taking into account the redemptions, had a balance immediately prior to the Closing of approximately $36.8 million.

On the Closing Date, the following transactions (collectively, the “Transactions”) were completed:

•	Merger Sub merged with and into AEye Technologies, with AEye Technologies surviving as a wholly-owned subsidiary of the Company;

•

each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time was automatically converted into an equal number of shares of common stock of validly issued, fully paid and nonassessable shares of common stock of AEye Technologies, which shares shall constitute the only outstanding shares of capital stock of AEye Technologies to be held by the Company;

•

all issued and outstanding shares of AEye Technologies’ capital stock (other than shares held by the Company, Sponsor or held in treasury) converted into an aggregate of 122,509,667 shares of Common Stock.

•	all shares of AEye Technologies’ capital stock held in treasury were canceled without any conversion thereof;

•

all of the outstanding options of AEye Technologies to acquire AEye Technologies’ common stock were assumed by the Company and converted into options to acquire an aggregate of 29,415,292 shares of Common Stock;

•

all of the outstanding restricted stock units (“RSUs”) of AEye Technologies to acquire AEye Technologies’ common stock were assumed by the Company and converted into RSUs to acquire an aggregate of 1,724,283 shares of Common Stock;

•

all of the 5,750,000 outstanding shares of CF III’s Class B common stock, par value $0.0001 per share, held by the Sponsor and the former independent directors of CF III converted into an aggregate of 5,750,000 shares of Common Stock;

•	All of the 500,000 private placement units held by the Sponsor were separated, pursuant to their terms, into 500,000 share of Common Stock and 166,666 warrants;

•

all of the remaining outstanding Company units were separated, pursuant to their terms, into one share of Common Stock and one-third (1/3) of one warrant (and CF III’s units ceased trading on the Nasdaq Stock Market (“NASDAQ”); and

•	the Company issued an aggregate of 22,000,000 shares of Common Stock to the PIPE Investors pursuant to the closing of the PIPE.

As a result of the foregoing Transactions and giving effect to the redemptions as described above, as of the Closing Date and immediately following the completion of the Merger and the PIPE, the Company had the following outstanding securities:

•	154,404,302 shares of Common Stock;

•	options to acquire an aggregate of 29,415,292 shares of Common Stock; and

•	7,666,666 public warrants and 166,666 private placement warrants, each exercisable for one share of Common Stock at a price of $11.50 per share.

On August 18, 2021, the Common Stock and the Company’s warrants were listed on NASDAQ under the new trading symbols “LIDR” and “LIDRW”, respectively. As of the Closing Date and after giving effect to the Transactions and the redemption, the Company’s directors and executive officers and affiliated entities beneficially owned approximately 15.2% of the Company’s outstanding shares of Common Stock, and the former securityholders of CF III beneficially owned approximately 6.4% of the outstanding shares of Common Stock.

FORM 10 INFORMATION

Prior to the Closing, the Company was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Upon Closing, the Company became a holding company whose only assets consist of equity interests in AEye Technologies.

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements regarding the Company’s disclosure concerning the Company’s operations, cash flows, financial position and dividend policy. The risks and uncertainties include, but are not limited to:

•	the financial and business performance of the Company, including financial projections and business metrics and any underlying assumptions thereunder;

•	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the Company’s product development timeline and expected start of production;

•	the implementation, market acceptance and success of the Company’ business model;

•	the Company’s ability to scale in a cost-effective manner;

•	developments and projections relating to the Company’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on AEye Technologies’ business and the actions the Company may take in response thereto;

•	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which the Company will be an emerging growth company under the JOBS Act;

•	the Company’s future capital requirements and sources and uses of cash;

•	the Company’s ability to obtain funding for its operations;

•	the Company’s business, expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risk factors incorporated by reference into this Current Report on Form 8-K as described in “Risk Factors” below. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks that the Company describes in the reports it will file from time to time with the SEC after the date of this Current Report on Form 8-K.

In addition, statements that “the Company believes” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based on information available to the Company as of the date of this Current Report on Form 8-K. And while the Company believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. The Company’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although the Company believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this Current Report on Form 8-K and any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf.

Business

The business of the Company is described in the Final Proxy Statement/Prospectus in the section titled “Information About AEye”, which description is incorporated herein by reference.

Risk Factors

The risks associated with the Company and AEye Technologies’ business are described in the Final Proxy Statement/Prospectus in the section titled “Risk Factors”, which description is incorporated herein by reference.

Financial Information

Selected Historical Financial Information

The selected historical financial information of the Company as of and for the three months ended March 31, 2021 and for the years ended December 31, 2020 and 2019 is included in the Final Proxy Statement/Prospectus in the section titled “Selected Historical Financial Information of CF III”, and is incorporated herein by reference. Following consummation of the Business Combination, the Company intends to appoint Deloitte & Touche LLP as its independent registered public accounting firm, assuming successful completion of independence and other engagement procedures.

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial information of the Company for the year ended December 31, 2020 and for the six months ended June 30, 2021 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Unaudited Financial Statements

The unaudited consolidated financial statements as of and for the six months ended June 30, 2021 of AEye Technologies set forth in Exhibit 99.2 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of AEye Technologies’ financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of AEye Technologies as of and for the year ended December 31, 2020 and the related notes included in the Final Proxy Statement/Prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AEye” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The management’s discussion and analysis of financial condition and results of operations of the Company as of and for the six months ended June 30, 2021 and for the years ended December 31, 2020 and 2019 is included in the Form 10-Q filed by the Company with the SEC on August 10, 2021 under the section titled “CF III’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which is incorporated herein by reference.

The management’s discussion and analysis of the financial condition and results of operation of AEye Technologies prior to the Business Combination is included in the Final Proxy Statement/Prospectus in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AEye”, which is incorporated herein by reference.

The management’s discussion and analysis of the financial condition and results of operation of AEye Technologies as of and for the six months ended June 30, 2021 is set forth below.

The following discussion and analysis provides information which the Company’s management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read together with the financial statements and related notes and unaudited pro forma condensed financial information that are included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K. The discussion and analysis should also be read together with the AEye Technologies’ financial statements and notes thereto and other financial information included in the Final Proxy Statement/Prospectus.

AEYE TECHNOLOGIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements that are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and those set forth under “Risk Factors” herein and other filings we make with the SEC from time to time. Unless the context otherwise requires, references in this “AEye Technologies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us”, and “AEye” refer to the business and operations of AEye Technologies, Inc. (which prior to the consummation of the Business Combination was named AEye, Inc.).

Overview

AEye is a provider of high-performance, adaptive lidar systems for vehicle autonomy, ADAS, and robotic vision applications. With a sophisticated workforce of leaders and researchers, AEye has developed an artificial intelligence technology that enables active “intelligent sensing”, differentiating AEye in the marketplace from competition. AEye’s software-definable iDAR™ (“Intelligent Detection and Ranging”) platform combines adaptive lidar, an optionally fused camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception.

AEye was founded in 2013 by Luis Dussan, AEye’s President and Chief Technology Officer. His goal was to create a deterministic AI-driven sensing system that performs better than the human eye and visual cortex. From its inception, AEye’s culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration (“NASA”), Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency (“DARPA”) to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.

Our adaptive iDAR is designed to enable higher levels of autonomy and functionality - SAE Levels 2 through 5 - with the goal of optimizing performance, power and reducing price. Our iDAR platform is software-definable, network-optimized, and leverages deterministic artificial intelligence at the edge. We have substantial investments in our R&D processes and deliver value to our customers through a combination of sales and direct channels. We perform the majority of our R&D activities in our 56,549 square foot corporate headquarters in

Dublin, California, along with working with technology developers on a world-wide basis to develop new technology. We are partnering with leading Tier 1 suppliers to integrate AEye proprietary technology and design, ultimately meeting the specifications of OEMs while building reliable, trusted business relationships.

We expect to enable accelerated adoption of lidar across many markets and have partnered with leading Tier 1 automobile suppliers to achieve this mission. The main markets for lidar, including Industrial, Automotive, and Mobility are projected to see significant growth, allowing for greater market share as well as specialization opportunities like highway autonomous driving applications that benefit from our product. We believe that lidar will be a required sensing solution across many end markets and we intend to be the leading solutions provider in this space.

Business Combination and Public Company Costs

On August 16, 2021, AEye consummated the Business Combination contemplated by the Merger Agreement. The Business Combination was effected through the Merger of Merger Sub with and into AEye. As a result of the Merger, and the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, AEye became a wholly owned subsidiary of the Company with the AEye stockholders becoming stockholders of the Company. In connection with the Closing of the Business Combination, the Company changed its name from CF Finance Acquisition Corp. III to “AEye, Inc.”

The Business Combination is intended to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CF III will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on AEye stockholders comprising a relative majority of the voting power of the combined entity and having the ability to nominate the majority of the governing body of the combined entity, AEye’s senior management comprising the senior management of the combined entity and AEye’s operations comprising the ongoing operations of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AEye and the Business Combination will be treated as the equivalent of AEye issuing stock for the net assets of CF III, accompanied by a recapitalization. The net assets of CF III will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AEye in future reports of the combined entity.

As a consequence of the Business Combination, AEye became an SEC-registered, NASDAQ-listed company, which will require AEye to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. AEye expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

AEye’s historical operations and statements of assets and liabilities may not be comparable to the operations and statements of assets and liabilities of the combined company as a result of the Business Combination.

COVID-19 Impact

The extensive impact of the pandemic caused by COVID-19 has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. The ongoing COVID-19 pandemic has disrupted and affected AEye’s business operations, which has led to business and supply chain disruptions, as well as broad changes in its supply and demand. For example, AEye’s offices and R&D and manufacturing locations have been, and continue to be, impacted due to national and regional government declarations requiring closures, quarantines and travel restrictions.

To mitigate the impact of the pandemic, AEye took several steps during 2020 and 2021 to ensure its viability into the future. We significantly reduced internal discretionary costs, reduced senior leadership salaries, furloughed and laid off a portion of the employees, and obtained a loan and rent deferral for a period of six months in 2020. We also applied for and were granted a Paycheck Protection Program, or PPP, loan of $2.3 million with SVB as part of the U.S. Small Business Administration program. This loan enabled us to bring back a portion of the furloughed employees.

The continued impact of the COVID-19 pandemic on AEye’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. We expect the COVID-19 pandemic to adversely impact revenue and results of operations, but are unable to predict at this time the size and duration of this adverse impact. At the same time, we have seen some signs of positive effects for our long-term business prospects and partnerships as a result of the pandemic. We believe automakers perceive the incorporation of lidar solutions in new models as a long-term strategic initiative that will be necessary for future growth and which are therefore beyond the direct impact of the COVID-19 pandemic. For more information on our operations and risks related to epidemics, including COVID-19, please see the section entitled “Risk Factors” set forth in the Proxy Statement/Prospectus, which is incorporated herein by reference.

Key Factors Affecting AEye’s Operating Results

AEye believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and the risk factors described in the “Form 10 Information—Risk Factors” section of this Current Report.

We are subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or commercialize its products, attract new customers and retain existing customers, develop and protect intellectual property, comply with existing and new or modified laws and regulations applicable to its business, maintain and enhance the value of its reputation and brand, hire, integrate and retain talented people at all levels of its organization, develop and protect intellectual property, and successfully develop new solutions to enhance the experience of customers.

Market Trends and Uncertainties

AEye anticipates growing demand for its iDAR perception platform across three major markets, including the Automotive, Industrial and Mobility markets. AEye anticipates the total addressable market for lidar-based perception technology to grow to $42 billion by 2030. Within those markets, AEye is targeting attractive segments including ADAS, autonomous driving, commercial trucking, robo-taxis and various Industrial market segments such as mining, aviation, railway and traffic systems. This provides AEye with multiple opportunities for sustained growth by enabling new applications and product features across these market segments. However, as our customers continue R&D projects to commercialize solutions that rely on lidar technology, it is difficult to estimate the timing of ultimate end market and customer adoption. In the Automotive market for example, AEye’s growth and financial performance will be influenced by its ability to successfully integrate into OEM programs that require years of development, testing, and validation. Because of the size and complexity of these OEM programs, AEye sees its existing Tier 1 partnerships as a substantial competitive advantage given their large scale, mass-production capabilities, and existing OEM customer relationships. AEye’s primary focus in Automotive is on ADAS for passenger and commercial vehicle autonomy, particularly highway autonomy applications. We believe that growth in that market is driven by both more stringent safety regulations and consumer demand for vehicles offering increased safety. AEye will need to anticipate and adapt to any changes in the regulatory environment, as well as changes in consumer demand in order to take advantage of this opportunity.

Additionally, AEye intends to increase its investments in international operations and partnerships that will position the company to expand globally and meet growing demand in the international markets. This is an important part of AEye’s core strategy and may expose AEye to additional factors such as foreign currency risk, additional operating costs, and other risks and challenges that may impact the ability to meet projected sales and margins.

Partnerships and Commercialization

AEye’s technology is designed to be a key enabler of autonomous solutions for Automotive, Industrial and Mobility applications. Because our technology must be integrated into a broader solution by our customers, it is critical that AEye achieves design wins with these customers. Achieving these design wins varies based on the market and application. The design win cycle in the Automotive market tends to be substantially longer and more difficult than in other markets. Achieving a design win with an OEM within the Automotive market may take considerably longer than a design win with customers in the Industrial or Mobility markets. AEye considers design wins to be critical to its future success, although the revenue generated by each design win and the time necessary to achieve such a win can vary significantly, making it difficult to predict AEye’s financial performance.

AEye’s revenue and profitability will be dependent upon our success in licensing our technology to Tier 1 automotive suppliers, such as Continental, that intend to use our technology in volume production of lidar sensors for OEMs. Delays of autonomy programs from OEMs that AEye is currently or will be working with through our Tier 1 partners could result in AEye being unable to achieve its revenue targets and profitability in the time frame we anticipate. Our revenue and profitability will be further dependent upon both our success in selling our lidar solutions to customers in the Industrial and Mobility markets.

Gross Margin Improvement

Our gross margins will depend on numerous factors, including among others the average selling price of our products, pricing of our development contracts with customers, royalty rates on licenses we grant to our customers, unit volumes, product mix, component costs, personnel costs, contract manufacturing costs, overhead costs and product features. In the future, we expect to generate attractive gross margins from licensing our lidar technology and software to our Tier 1 partners in Automotive, and we expect those licenses will begin generating revenue for AEye in 2024. We also sell our own lidar solutions to customers in the Industrial and Mobility markets utilizing low-cost components that are sourced from the Tier 2 automotive supply chain. If our Tier 1 partners in Automotive do not achieve the volumes that we expect, then the cost of the components we use to address the Industrial and Mobility markets may be higher than we currently anticipate and may impact our gross margins and our ability to achieve profitability.

To date, our revenue has been generated through development and/or collaboration arrangements with OEMs and Tier 1 suppliers to the OEMs, as well as unit sales of our products. The development contracts primarily focus on customization of our proprietary iDAR capabilities to the customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of particular perception capabilities to meet specific customer needs. In general, development and/or collaboration arrangements that require more complex configurations have higher prices and higher gross margins. We expect development contracts to represent a smaller share of our total revenue over time, as we increase our focus on technology licensing and product sales. We expect our gross margins from the sale of products to improve over time as we outsource volume production of our lidar sensors to contract manufacturers, which will both increase unit volumes and reduce the cost per unit. In September 2021, we expect to commence our transition process to contract manufacturers.

Investment and Innovation

Our proprietary active-sensing, intelligent lidar technology delivers industry-leading performance that helps to solve the most difficult challenges in delivering partial or full autonomy. While traditional sensing systems passively collect data, AEye’s active iDAR leverages principles from automated targeting systems and biomimicry to scan its environment, while intelligently focusing on what matters in order to enable safer, smarter and faster decisions in complex scenarios.

We believe our financial performance is significantly dependent on our ability to maintain the leadership position. This is further dependent on the investments we make in R&D. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products and generate active market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area will not be recovered.

Components of Results of Operations

Total Revenues

We categorize our revenue as (1) prototype sales and (2) development contracts.

Prototype sales includes the sale of our 4Sight products. In 2020 and during the first two quarters of 2021, our prototype revenue primarily related to unit sales of the company’s 4Sight M product. Revenue from prototype sales is typically recognized at a point in time when the control of goods is transferred to the customer, generally upon delivery or shipment to the customer.

Development contracts represented the majority of our total revenues in 2020 and during the first two quarters of 2021, which are earned from R&D and/or collaboration arrangements with OEMs and Tier 1 suppliers to the OEMs. These contracts primarily focus on customization of our proprietary iDAR capabilities to the customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of perception capabilities to meet specific customer needs. Revenue from development contracts is recognized when we satisfy performance obligations in the contract, which can result in recognition at either a point in time or over time. This assessment is made at the outset of the arrangement for each performance obligation.

Cost of Revenue

Cost of Revenue includes the cost of component inventory used in the production of prototypes, direct and indirect labor costs associated with the units, as well as direct labor associated with development contracts.

Operating Expenses

Research and Development

Our R&D efforts are focused primarily on hardware, software, and system engineering related to the design and development of our advanced lidar solutions. R&D expenses include:

•	personnel-related expenses, including salaries, benefits, bonuses, and stock-based compensation expense;

•	third-party engineering and contractor costs;

•	new hardware and software expenses; and

•	allocated overhead expenses.

R&D costs are expensed as they are incurred. Our investment in R&D will continue to grow because we believe that investment is essential to maintain our position as a provider of one of the most advanced lidar solutions available.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related costs, including salaries, benefits, bonuses, and stock-based compensation, for all personnel directly involved in business development and customer account management, trade shows expenses, advertising and promotions expenses for press releases, other public relations services, and allocated overhead expenses. We expect our sales and marketing expense to grow over time as we continue to expand our sales and marketing efforts to support the anticipated growth of our business.

General and Administrative

Our general and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, bonuses, and stock-based compensation, for executive, finance, legal, human resources, technical support, and other administrative personnel. Other significant expenses include consulting, accounting and professional fees, insurance premiums, software and computer equipment costs, general office expenses, and allocated overhead expenses. We expect our general and administrative expenses to increase for the foreseeable future as we increase our headcount to support the growth of our business, and as a result of operating as a public company, including additional costs and expenses associated with compliance with the rules and regulations of the SEC, legal, audit, insurance, investor relations, and other administrative and professional services.

Change in Fair Value of Embedded Derivative and Warrants

Change in fair value of embedded derivatives is the result of the change in fair value at each reporting date of redemption features associated with our convertible notes. The carrying amounts of these embedded derivatives are recorded at fair value at issuance, marked-to-market as of each balance sheet date, and changes in fair value are reported as either income or expense during the period. Change in fair value of warrants are related to the revaluation of our outstanding convertible preferred stock warrant liabilities.

Interest Income and Interest Expense

Interest income consists primarily of interest earned on our cash and cash equivalents. These amounts will vary based on our cash and cash equivalents balances and market rates. Interest expense consists primarily of interest on our borrowings and convertible notes and amortization of debt issuance costs and discount.

Results of Operations

Comparison of the Years ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth our consolidated results of operations data for the periods ended December 31, 2020 and 2019:

	Years Ended December 31,		Variance
(in thousands, except percentages)	2020	2019	$	%
Prototype sales	$365	$291	$74	25.4%
Development contracts	1,214	1,175	39	3.3%

Total revenues	1,579	1,466	113	7.7%

Cost of revenue	808	253	555	219.4%
Gross profit	771	1,213	(442)	(36.4)%
Research and development	17,130	18,661	(1,531)	(8.2)%
Sales and marketing	3,408	4,244	(836)	(19.7)%
General and administrative	6,715	7,129	(414)	(5.8)%

Total operating expenses	27,253	30,034	(2,781)	(9.3)%

Loss from operations	(26,482)	(28,821)	(2,339)	(8.1)%

Change in fair value of embedded derivative liability and warrant liability	1,410	—	1,410	N/A
Interest income	23	266	(243)	(91.4)%
Interest expense	(1,502)	(96)	(1,406)	1,464.6%

Total other income/(expense), net	(69)	170	(239)	(140.6)%

Net loss	$(26,551)	$(28,651)	$(2,100)	(7.3)%

Revenue

Prototype Sales

Prototype sales increased by $74 thousand, or 25.4%, to $365 thousand for the year ended December 31, 2020 from $291 thousand for the year ended December 31, 2019. This increase was primarily due to an increase in units being sold in 2020 compared to 2019 as a result of the release of our 4Sight M product line in July of 2020.

Development Contracts

Development contracts increased by $39 thousand, or 3.3%, to $1.2 million for the year ended December 31, 2020 from $1.2 million for the year ended December 31, 2019. The increase in development contract revenue was due to an increase in performance obligations satisfied year-over-year as well as an increase in the number of development contracts, in progress in 2020.

Cost of Revenue

Cost of revenue increased by $555 thousand, or 219.4%, to $808 thousand for the year ended December 31, 2020 from $253 thousand for the year ended December 31, 2019. This increase was primarily due to the cost associated with the increase in units sold as well as costs incurred on units provided at no cost to certain customers.

Operating Expenses

Research and Development

R&D expenses decreased by $1.5 million, or 8.2%, to $17.1 million for the year ended December 31, 2020 from $18.7 million for the year ended December 31, 2019. This decrease was primarily driven by COVID-19 related impacts as a result of personnel reductions, reduced general operating costs related to engineering expenses of $609 thousand associated with certain cost management initiatives and the impact of renegotiation of certain third-party vendor agreements. The decrease was partially offset by a net increase in engineering and contract development expenses, as well as increased stock-based compensation expense.

Sales and Marketing

Total sales and marketing expenses decreased by $836 thousand, or 19.7%, to $3.4 million for the year ended December 31, 2020 from $4.2 million for the year ended December 31, 2019. This decrease was primarily due to marketing program spend reduction of $700 thousand, given less live events occurred during 2020 due to the COVID-19 pandemic.

General and Administrative

Total general and administrative expenses decreased by $414 thousand, or 5.8%, to $6.7 million for the year ended December 31, 2020 from $7.1 million for the year ended December 31, 2019. This decrease was primarily due to COVID-19 related impacts necessitating a reduction of personnel, decreased expenses related to travel, expenses associated with employees being present in the office, and other cost management initiatives, as well as prototype costs in the prior year. This decrease was partially offset by an increase in rent expense associated with our new Dublin facility.

Change in Fair Value of Embedded Derivatives and Warrants

Change in fair value of embedded derivatives and warrants was a gain of $1.4 million for the year ended December 31, 2020, primarily due to a $1.5 million decrease in the fair value of liabilities associated with embedded derivatives, offset by a $93 thousand loss associated with a change in the fair value of our liability classified warrants.

Interest Income

Interest income decreased by $243 thousand, or 91.4%, to $23 thousand for the year ended December 31, 2020 from $266 thousand for the year ended December 31, 2019. This decrease was primarily due to lower cash and cash equivalents balance held in 2020 relative to 2019.

Interest Expense

Interest expense increased by $1.4 million, or 1,464.6%, to $1.5 million for the year ended December 31, 2020 from $96 thousand for the year ended December 31, 2019. This increase was primarily due to interest on convertible notes, term loan, and the PPP loan, as well as amortization of debt discounts.

Net Loss

Net loss decreased by $2.1 million, or 7.3%, to $26.6 million for the year ended December 31, 2020 from $28.7 million for the year ended December 31, 2019. This decrease was primarily due to a headcount reduction as a result of COVID-19 related impacts along with increases in prototype and development contract revenue.

Comparison of the Six Months ended June 30, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth our consolidated results of operations data for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
(in thousands, except percentages)
Prototype sales	$461	$63	$398	631.7%
Development contracts	615	100	515	515.0%

Total revenues	1,076	163	913	560.1%

Cost of revenue	1,071	147	924	628.6%

Gross Profit	5	16	(11)	(68.8)%
Research and development	11,562	7,960	3,602	45.3%
Sales and marketing	3,498	1,938	1,560	80.5%
General and administrative	7,760	3,212	4,548	141.6%

Total operating expenses	22,820	13,110	9,710	74.1%

Loss from operations	(22,815)	(13,094)	(9,721)	74.2%

Change in fair value of embedded derivative liability and warrant liability	(119)	(82)	(37)	45.1%
PPP loan forgiveness	2,297	—	2,297	100.0%
Interest income	5	13	(8)	(61.5)%
Interest expense	(1,952)	(554)	(1,398)	252.3%

Total other income/(expense), net	231	(623)	854	(137.1)%

Net loss	$(22,584)	$(13,717)	$(8,867)	64.6%

Revenue

Prototype Sales

Prototype sales increased by $398 thousand, or 631.7%, to $461 thousand for the six months ended June 30, 2021 from $63 thousand for the six months ended June 30, 2020. This increase was primarily due to an increase in 4Sight M unit sales.

Development Contracts

Development contracts increased by $515 thousand, or 515.0%, to $615 thousand for the six months ended June 30, 2021 from $100 thousand for the six months ended June 30, 2020. This increase was due to having more development contracts as of June 30, 2021 compared to June 30, 2020.

Cost of Revenue

Cost of revenue increased by $924 thousand, or 628.6%, to $1.1 million for the six months ended June 30, 2021 from $147 thousand for the six months ended June 30, 2020. This increase was primarily due to increased sales as well as price variances and inventory adjustments.

Operating Expenses

Research and Development

R&D expenses increased by $3.6 million, or 45.3%, to $11.6 million for the six months ended June 30, 2021 from $8.0 million for the six months ended June 30, 2020. This increase was primarily due to an increase in contract development and other R&D fees, as well as an increase in stock-based compensation.

Sales and Marketing

Total sales and marketing expenses increased by $1.6 million, or 80.5%, to $3.5 million for the six months ended June 30, 2021 from $1.9 million for the six months ended June 30, 2020. This increase was primarily due to an increase in stock-based compensation, personnel costs and marketing program spend.

General and Administrative

Total general and administrative expenses increase by $4.5 million, or 141.6%, to $7.8 million for the six months ended June 30, 2021 from $3.2 million for the six months ended June 30, 2020. This increase was primarily due to an increase in stock-based compensation, personnel costs, and professional fees.

Change in fair value of embedded derivatives and warrants

The loss from the change in fair value of embedded derivatives and warrants increased by $37 thousand, or 45.1%, to $119 thousand for the six months ended June 30, 2021 from $82 thousand for the six months ended June 30, 2020 primarily due to the valuation performed at June 30, 2021.

PPP loan forgiveness

PPP loan forgiveness increased by $2.3 million, or 100.0%, to $2.3 million for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. This increase was primarily due to the gain from the forgiveness of the PPP loan.

Interest Income

Interest income decreased by $8 thousand, or 61.5%, to $5 thousand for the six months ended June 30, 2021 from $13 thousand for the six months ended June 30, 2020. This decrease was primarily due to an interest rate decline during this period.

Interest Expense

Interest expense increased by $1.4 million, or 252.3%, to $2.0 million, for the six months ended June 30, 2021 from $554 thousand for the six months ended June 30, 2020. This increase was primarily related to the interest on the SVB term loan, convertible notes and debt issuance costs.

Net Loss

Net loss increased by $8.9 million, or 64.6%, to $22.6 million for the six months ended June 30, 2021 from $13.7 million for the six months ended June 30, 2021. This increase was due to an increase in cost of revenue, engineering expenses, contract development expenses, stock-based compensation, personnel expenses, professional fees and interest expense.

Liquidity and Capital Resources

As of June 30, 2021 and 2020, we had a net loss of $22.6 million and $13.7 million, respectively. We anticipate that we will continue to incur losses for at least the next several years. We expect that our R&D expenses and selling, general and administrative expenses will continue to be significant and, as a result, we may need additional capital resources to fund our operations. We believe that the net proceeds from the Business Combination, together with our existing cash and cash equivalents, will enable us to fund our operating expenses, capital expenditure requirements and debt service payments for a period of at least twelve months from the date of this proxy statement/prospectus. As of August 21, 2021, the Company has received approximately $256.8 million, before expenses, from the transaction, which alleviates the uncertainty in obtaining financing to meet the Company’s needs.

Cash Flow Summary

	Six months ended June 30,
	2021	2020
	(in thousands)
Net cash provided by (used in):
Operating activities	$(18,339)	$(10,005)
Investing activities	$(245)	$(3,914)
Financing activities	$15,463	$12,229

Operating Activities

For the six months ended June 30, 2021, net cash used in operating activities was $18.3 million. Factors affecting our operating cash flows during this period were net loss of $22.6 million and gain on PPP loan forgiveness of $2.3 million, offset by stock-based compensation of $4.2 million, amortization of issuance costs of $437 thousand, and depreciation and amortization of $498 thousand. Net changes in operating assets and liabilities was $526 thousand driven by accounts payable of $1.5 million and accrued expenses and other current liabilities of $2.0 million, offset by inventory of $1.8 million.

For the six months ended June 30, 2020, net cash used in operating activities was $10.0 million. Factors affecting our operating cash flows during this period were net loss of $13.7 million and change in fair value of embedded derivative liability of $82 thousand, offset by stock-based compensation of $543 thousand. Net changes in operating assets and liabilities was $2.4 million driven prepaids and other current assets of $3.0 million, offset by inventory of $754 thousand.

Investing Activities

For six months ended June 30, 2021, net cash used in investing activities was $245 thousand, which included the purchase of lab and testing equipment, test vehicles, and computer and related equipment with growth of our employee base.

For six months ended June 30, 2020, net cash used in investing activities was $3.9 million. The primary factors affecting our investing cash flows during this period was the purchase of property and equipment of $3.9 million associated with the construction allowance for the new headquarters.

Financing Activities

For the six months ended June 30, 2021, net cash provided by financing activities was $15.5 million. The primary factors affecting our financing cash flows during this period were the proceeds from the issuance of AEye 2020 Notes of $8.0 million, proceeds from a financing facility of $10.0 million, and principal payments on the credit facility of $667 thousand and payments of $1.3 million of deferred financing costs.

For the six months ended June 30, 2020, net cash provided by financing activities was $12.2 million. The primary factors affecting our financing cash flows during this period were the proceeds from the issuance of AEye Convertible Equity Instruments of $10.4 million, proceeds from PPP loan of $2.3 million, and the principal payments on a credit facility of $445 thousand.

Capital Resources

On August 16, 2019, we entered into a loan and security agreement with SVB (the “Loan Agreement”), which provided for a revolving credit line and growth capital term loans. The revolving credit line provided us with $3.0 million and accrued interest at a floating per annum rate equal to the greater of the prime rate or 5.5%. The revolving line of credit matured on August 16, 2020 and there were no amounts outstanding under the revolving line of credit as of December 31, 2020 and 2019. The growth capital term loan facility had an initial loan amount of $4.0 million, which was drawn in December 2019. The second tranche of $1.0 million was not drawn and has expired. Repayment for this term loan began on January 1, 2020. The term loan will be paid in equal monthly payments of principal, plus accrued interest. The interest rate on the term loan is the greater of the prime rate plus 0.75% or 5.5%. As of December 31, 2020 and 2019, the rate on the term loan was 5.5%.

On April 20, 2020, AEye entered into a deferral agreement related to the Loan Agreement (the “Deferral Agreement”). The payment dates for all monthly principal payments falling due after the Deferral Agreement’s effective date were extended by six months. Therefore, we did not make any principal payments for any term loans until December 2020.

On April 23, 2020, we received $2.3 million in aggregate loan proceeds pursuant to the PPP established under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). The loan has a two-year maturity. There is a deferral of payment of principal and interest until July 22, 2021 as part of the Paycheck Protection Program Flexibility Act of 2020. On June 19, 2021, the Company received notice of the Paycheck Protection Program (PPP) forgiveness payment made to SVB by the Small Business Administration to the amount of $2.3 million in principal and $27 thousand in interest.

In March 2019, we extended the AEye Series B Preferred Stock Purchase Agreement to offer additional shares to existing and new investors at a purchase price of $6.19 per share. Upon the execution of the agreement, we issued 484,471 shares of AEye Series B Preferred Stock for cash proceeds of $3.0 million in 2019. No additional convertible preferred stocks were issued in 2020.

In 2020, the AEye Board authorized and issued AEye Convertible Equity Instruments, referred to as convertible notes in our financial statements, for an aggregate principal amount of approximately $40.0 million. The AEye Convertible Equity Instruments bear an interest and dividend rate of 3% compounded annually with a maturity of date, extended in July 2021, of October 31, 2021. During 2020, the Company received $30.0 million in proceeds related to the AEye Convertible Equity Instruments. For the six months ended June 30, 2021, the Company received proceeds of $8.0 million from the sale of additional AEye Convertible Equity Instruments.

If the AEye Convertible Equity Instruments are not repaid or converted prior to maturity, AEye will pay the principal amount and the accrued dividends to the holders of the AEye Convertible Equity Instruments. The AEye Convertible Equity Instruments are convertible into AEye Preferred Stock in the following ways under the following situations: (i) automatic, upon the closing of a financing in which AEye receives gross cash proceeds of at least $7.5 million (a “Qualified Financing”), (ii) automatic, upon a change of control event (a non-existing stockholder becomes the beneficial owner of more than 50% of outstanding voting securities, sale, reorganization, merger, consolidation, or any event that constitutes a “Deemed Liquidation Event” under AEye’s Amended and Restated Certificate of Incorporation) or a dissolution event (a termination of the operations of the company, liquidation, dissolution, or general assignment for the creditors’ benefit) prior to a Qualified Financing, and (iii) optional, upon the closing of a financing in which AEye receives gross cash proceeds of less than $7.5 million. Additional information related to the AEye Convertible Equity Instruments is disclosed in Note 9 to the unaudited interim consolidated financial statements appearing at the end of this proxy statement/prospectus.

The AEye Convertible Equity Instruments contain embedded derivatives that meet the requirements for separate accounting. AEye recorded the derivative instruments as derivative liabilities at the date of issuance and then it is re-valued at each reporting date, with changes in fair value reported in the consolidated statements of operations. As of December 31, 2020, the derivative liability was reported together within the AEye Convertible Notes - Current item on the consolidated balance sheet and the Change in Fair Value of Embedded Derivatives and Warrants in other income (expense) within the consolidated statements of operations and comprehensive loss of $1.4 million.

On April 26, 2021, AEye entered into a Loan and Security Agreement (“SVB Agreement”) with SVB Innovation Credit Fund VIII, L.P. (the “Lender”). Subject to the terms and conditions of the SVB Agreement and upon the Company’s request, the Lender shall make a term loan advance to the Company for $4.0 million. Subject to the Lender receiving satisfactory evidence confirming the filing of the Final Proxy Statement/Prospectus with the SEC in connection with the Business Combination, among other terms and conditions, the Lender shall make a second term loan advance to the Company, upon the company’s request, for $6.0 million.

The principal amount outstanding under the term loan advances accrues interest at 8% per annum, payable monthly in arrears. The outstanding and unpaid principal and interest, in addition to a “final payment” (defined as a payment equal to the original aggregate principal amount of the term loan advances extended by the Lender multiplied by 5%), is due at maturity, which was the earlier of closing of the Business Combination (which closed on August 16, 2021), or August 1, 2021. Upon entering into the SVB Agreement, the first term loan advance of $4.0 million was extended to AEye by the Lender. On May 13, 2021, the additional $6.0 million was drawn.

Funding Requirements

At the time of issuance of our financial statements for the six months ended June 30, 2021, we concluded that there was substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months. For the six months ended June 30, 2021, we had an accumulated deficit of $109.4 million and negative operating cash flows of $18.3 million. We expect our expenses to increase substantially in connection with our ongoing activities, particularly developing new technology, as well as enhancing the capabilities and performance of our lidar system. We believe that the net proceeds from the Business Combination, together with our existing cash and cash equivalents, will enable us to fund our operating expenses, capital expenditure requirements and debt service payments for a period of at least twelve months from the date of this proxy statement/prospectus. As of August 21, 2021, the Company has received approximately $256.8 million, before expenses, from the transaction, which alleviates the uncertainty in obtaining financing to meet the Company’s needs.

Contractual Obligations and Commitments

In the normal course of business, we enter into obligations and commitments that require future contractual payments. The commitments result primarily from lease for office space and leased equipment. The following table summarizes our contractual obligations and commercial commitments (in thousands) as of June 30, 2021:

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Rental Payments	$2,317	$4,703	$4,969	$1,063
Convertible Notes	$37,759	—	—	—
Borrowings - net of issuance costs	$11,334	$1,242

Total	$51,410	$5,945	$4,969	$1,063

Off-Balance Sheet Arrangements

As of the balance sheet date of June 30, 2021 we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of June 30, 2021, we had cash and cash equivalents of $11.2 million, which consisted primarily of deposits in our bank accounts, which carries a degree of interest rate risk, as well as borrowings accumulated of $12.6 million which carry a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio and borrowings.

Credit Risk

Our concentration of credit risk is determined by evaluating each customer and each vendor that accounts for more than 10% of our accounts receivable and accounts payable, respectively. For the six months ended June 30, 2021, there were two customers each accounting for 10% or more of our accounts receivable and two vendors each accounting for 10% or more of our accounts payable.

We perform credit evaluations as needed and generally do not require collateral for our customers. We analyze accounts receivable, historical percentages of uncollectible accounts, and changes in payment history when evaluating the adequacy of the allowance for doubtful accounts for potential credit losses on customers’ accounts. At June 30, 2021 and 2020, we did not have write-offs and did not record an allowance for doubtful accounts on the consolidated balance sheet.

Critical Accounting Policies and Estimates

Our consolidated financial statements are in accordance with GAAP. We are required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods, fair value measures and the related disclosures in the consolidated financial statements. We believe that the following accounting policies described in Note 1 Organization and Summary of Significant Accounting Policies in the audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus, are critical because they involve a higher degree of judgment and uncertainty. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities and fair value measures that are not readily apparent from other sources. As a result, these accounting policies could materially affect our financial statements.

On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on our financial position and results of operations.

Revenue

We recognize revenues from the sale of prototype systems and from R&D and collaboration and development arrangements with OEMs and suppliers to the OEMs. Revenue represents the amount of expected consideration we are entitled to receive upon the transfer of promised goods or services in the ordinary course of our activities and is recorded net of sales taxes. We recognize revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, we also consider the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment; (ii) legal title; (iii) physical possession; (iv) significant risks and rewards of ownership; and (v) acceptance of the good or service. For performance obligations satisfied over time, we recognize revenue over time by measuring the progress toward complete satisfaction of a performance obligation.

The application of various accounting principles related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex arrangements with nonstandard terms and conditions may require relevant contract interpretation to determine the appropriate accounting treatment, including whether the promised goods and services specified in a multiple element arrangement should be treated as separate performance obligations. When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. For multiple element obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price.

Convertible Notes and Embedded Derivatives

The convertible notes issued during 2020 contain certain embedded features that meet the requirements for separate accounting, which we account for as a derivative instrument. We recognize the derivative instrument as a derivative liability and report it together within the Convertible notes — Current on the consolidated balance sheet and remeasure such embedded derivatives at fair value at each balance sheet date, with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. We determine the fair value of the derivative instrument using an option pricing Monte Carlo simulation model, which takes into account the probability of a change in control occurring and potential repayment amounts and timing of such payments.

Stock-Based Compensation

We recognize stock-based awards granted to our employees and directors based on the estimated grant-date fair value of the awards. Compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. We estimate the fair value of options using the Black-Scholes option-pricing model, which requires objective and subjective assumptions such as the option’s expected term, fair value of our ordinary shares, risk-free interest rate, expected dividend yield, expected term and expected volatility of our ordinary shares. Our assumptions may differ from those used in prior periods. Changes to the estimates we make from time to time may have a significant impact on our stock-based compensation expense and could materially impact our results of operations.

Determination of the Fair Value of Common Stock

The fair value of the AEye Common Stock underlying our stock-based payment awards is determined by the AEye Board, with reviews and input from third-party valuations to determine the fair value of stock awards and option grants and perform the fair value calculations with the Black-Scholes option-pricing model. We believe that the AEye Board has the relevant experience and expertise to determine the fair value of our AEye Common Stock. If stock-based payment awards were granted a short period of time prior to the date of a valuation report, we retrospectively assessed the fair value used for financial reporting purposes after considering the fair value reflected in the subsequent valuation report and other facts and circumstances on the date of grant as discussed below. Given the absence of a public trading market for our AEye Common Stock, the valuations of AEye Common Stock were determined in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and the AEye Board exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our AEye Common Stock, including the following factors:

•	the results of contemporaneous valuations performed at periodic intervals by an independent valuation firm;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our AEye Common Stock;

•	the prices of our convertible preferred stock and AEye Common Stock sold to investors in arms-length transactions or offered to investors through a tender offer;

•	our actual operating and financial performance and estimated trends and prospects for our future performance;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering, merger with a SPAC, direct listing, or sale of our company, given prevailing market conditions;

•	the lack of marketability involving securities in a private company;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions and overall economic conditions.

In valuing our AEye Common Stock for 2019, the AEye Board determined the equity value of our business generally using a weighting of the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and are adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

For 2020 valuations, where AEye did not have a recent or expected arm’s length preferred equity financing, we have used a hybrid method utilizing a combination of the OPM and the probability-weighted expected return method, or PWERM, in estimating the value of our AEye Common Stock. Using the PWERM, the value of our AEye Common Stock is estimated based upon a probability-weighted analysis of varying values for our common stock assuming possible future events for our company, including a scenario of an initial public offering or a direct listing of our Class A common stock on an exchange and a scenario assuming continued operation as a private entity. When AEye had a recent or expected arm’s length preferred equity financing, the results from the PWERM analysis were not inconsistent with the overall weighted value considering the terms and pricing of the preferred round of financing.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our AEye Common Stock.

The AEye Board’s assessments of the fair value of our AEye Common Stock for grant dates between the dates of an available third-party valuation report were based in part on the current available financial and operational information and the common stock value provided in the most recent available third-party valuation report as compared to the timing of each grant. For financial reporting purposes we use straight-line interpolation as appropriate between valuation date and the grant date of our stock options. This determination includes an evaluation of whether the subsequent valuation report indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

After the completion of the Business Combination AEye expects to be an “emerging growth company” as defined in Section 2(a) of the Securities Act upon completion of the Business Combination and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Entity will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Entity has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Entity has issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024, and the Combined Entity expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Combined Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to the audited consolidated financial statements appearing at the end of this proxy statement/prospectus.

Properties

The facilities of the Company are described in the Final Proxy Statement/Prospectus in the section titled “Information About AEye - Facilities” and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of the Common Stock as of August 16, 2021, after giving effect to the Transactions, by:

•	each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock;

•	each current executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares	% of Class
Directors and Executive Officers(1)
Blair LaCorte(2)	4,482,511	2.8%
Luis Dussan(3)	18,324,105	11.8%
Robert Brown(4)	821,884	*
Thomas R. Tewell	—	*
Andrew S. Hughes	—	*
Wen Hsieh	—	*
Prof. Dr. Bernd Gottschalk(5)	37,208	*
Dr. Karl-Thomas Neumann(6)	2,478	*
Timothy J. Dunn(7)	17,052	*
Carol DiBattiste(8)	9,302	*
All directors and officers as a group (10 individuals)	23,694,540	15.2%
5% Shareholders
KPCB Holdings, Inc.(9)	16,300,697	10.5%
General Motors Ventures LLC(10)	13,864,191	8.9%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following individuals or entities is c/o AEye, Inc., 1 Park Place, Suite 200, Dublin, CA 94568.
(2)	Interests shown consist of (a) 1,405,484 shares of Common Stock and (b) options to purchase 3,077,027 shares of Common Stock that are exercisable within 60 days of August 16, 2021.
(3)	Interests shown consist of (a) 18,316,664 shares of Common Stock and (b) options to purchase 7,441 shares of Common Stock that are exercisable within 60 days of August 16, 2021.

(4)	Interests shown consist of options to purchase 821,884 shares of Common Stock that are exercisable within 60 days of August 16, 2021.
(5)	Interests shown consist of options to purchase 37,208 shares of Common Stock that are exercisable within 60 days of August 16, 2021.
(6)	Interests shown consist of options to purchase 2,478 shares of Common Stock that are exercisable within 60 days of August 16, 2021.
(7)	Interests shown consist of options to purchase 17,052 shares of Common Stock that are exercisable within 60 days of August 16, 2021.
(8)	Interests shown consist of options to purchase 9,302 shares of Common Stock that are exercisable within 60 days of August 16, 2021.
(9)

Consists of (a) 13,405,167 shares of our common stock held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 458,898 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 2,362,303 shares held by Kleiner Perkins Caufield & Byers XIX, LLC (“KPCB XIX”), 22,179 shares held by Kleiner Perkins XIX Friends, LLC (“XIX Friends”) and 52,150 shares held by KPCB XIX Founders Fund, LLC (“XIX Founders”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such individuals and entities. The managing member of KPCB XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). L. John Doerr, Beth Seidenberg, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XIX, XIX Friends and XIX Founders is KPCB XIX Associates, LLC (“KPCB XIX Associates”). Ilya Fushman, Mamoon Hamid and Wen Hsieh, the managing members of KPCB XIX Associates, exercise shared voting and dispositive control over the shares held by KPCB XIX, XIX Friends and XIX Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XIX, XIX Friends and XIX Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(10)	The business address of General Motors Ventures LLC is MC 482-C37-D99, 300 Renaissance Center, Detroit, MI 48265.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Closing is set forth in the Final Proxy Statement/Prospectus in the section titled “Management of the Combined Entity Following the Business Combination”, which description is incorporated herein by reference.

Executive Compensation

Information about the executive compensation of the Company’s executive officers and directors is described in the Final Proxy Statement/Prospectus in the section titled “Management of the Combined Entity Following the Business Combination — Combined Entity’s Executive Officer and Director Compensation Following the Business Combination — Executive Compensation” and is incorporated herein by reference.

Certain Relationships and Related Transactions

Information relating to certain relationships and related party transactions of the Company are described in the Final Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions”, which description is incorporated herein by reference. Director independence is described in the Final Proxy Statement/Prospectus in the section titled “Management of the Combined Entity Following the Business Combination — Director Independence” and is incorporated herein by reference.

Legal Proceedings

The Company’s legal proceedings are described in the Final Proxy Statement/Prospectus in the sections titled “Information About AEye — Legal Proceedings”, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

On November 13, 2020 CF III’s units began trading on Nasdaq under the symbol “CFACU”. On January 4, 2021, CF III’s Class A common stock and warrants trading on Nasdaq under the symbols “CFAC” and “CFACW,” respectively. On the Closing Date, all outstanding CF III units were separated, pursuant to their terms, into one share of Common Stock and one-third (1/3) of one warrant (and the units ceased trading on NASDAQ, and on August 18, 2021, the Common Stock and the Company’s warrants were listed on Nasdaq under the new trading symbols “LIDR” and “LIDRW”, respectively.

The Company has not paid any cash dividends on shares of its Common Stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Company’s board of directors (the “Board”). It is the present intention of the Board to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Information regarding CF III’s common stock, warrants and units and related stockholder matters are described in the Final Proxy Statement/Prospectus in the section titled “Price Range and Dividends of Securities” and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the sale and issuance of Common Stock of the Company.

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Final Proxy Statement/Prospectus in the section titled “Description of Securities” and is incorporated herein by reference

Indemnification of Directors and Officers

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K concerning indemnification agreements entered into with each of the Company’s directors and executive officers.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of CF III and AEye Technologies.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of AEye Technologies and CF III.

Item 3.02.	Unregistered Sales of Equity Securities

PIPE Subscription Agreement

Contemporaneously with the execution of the Merger Agreement, CF III entered into separate PIPE Subscription Agreements in a private placement with a number of PIPE investors, pursuant to which the PIPE Investors agreed to purchase, and CF III agreed to sell to the PIPE Investors, an aggregate of 22,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $220 million. CF III also entered into a PIPE Subscription Agreement for 500,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $5 million with an investor who defaulted on the Closing Date under the PIPE Subscription Agreement. The Company plans to aggressively pursue its available remedies with respect to such investor.

In accordance with the terms of the PIPE Subscription Agreements, on August 16, 2021 the Company issued 22,000,000 unregistered securities to the PIPE Investors. The shares of Common Stock issued pursuant to the Subscription Agreements were not registered under the Securities Act of 1933 (the “Securities Act”) and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This summary is qualified in its entirety by reference to the PIPE Subscription Agreements, the form of which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders

Second Amended and Restated Certificate of Incorporation

Immediately prior to the Closing of the Business Combination, CF III’s amended and restated certificate of incorporation, dated November 12, 2020 (the “Charter”), was further amended and restated to:

(a)	change the post-combination company’s name to AEye, Inc.;

(b)	change the nature of the business or purpose of the post-combination company to “any lawful act or activity for which corporations may be organized under the DGCL;

(c)

eliminate the Class B common stock (after giving effect to the conversion of each outstanding share of Class B common stock immediately prior to the Closing of the Business Combination into one share of Common Stock)

(d)	increase the term for directors from two (2) years to three (3) years and add a third class of directors.

(e)

amend certain terms in Article XI (Corporate Opportunities) with respect to certain non-employee directors of the post-combination company pursuing outside business activities and corporate opportunities; and

(f)	delete other provisions applicable only to blank check companies, and make conforming changes to reflect such deletions.

As previously reported in the Current Report on Form 8-K filed with the SEC on August 16, 2021, the CF III stockholders approved this second amendment and restatement of the Charter at the Special Meeting. This summary is qualified in its entirety by reference to the text of the second amended and restated certificate of incorporation, which is included as Exhibit 3.1 hereto and incorporated herein by reference.

Amended and Restated Bylaws

Upon the Closing of the Business Combination, CF III’s bylaws were amended and restated to be consistent with Company’s amended and restated certificate of incorporation and to make certain other changes that the Board deemed appropriate for a public operating company. The amended and restated bylaws are filed as Exhibit 3.2 hereto and incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure in the Final Proxy Statement/Prospectus in the section titled “The Business Combination Proposal,” which is incorporated herein by reference. Further reference is made to the information set forth above under “Introductory Note” and contained in Item 2.01 “Completion of Acquisition or Disposition of Assets” to this Report, which is incorporated herein by reference.

Immediately after giving effect to the Business Combination, there were approximately 154,404,302 million shares of Common Stock outstanding. As of such time, the Company’s officers and directors and their affiliated entities held approximately 15.2% of the Company’s outstanding shares of Common Stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Officers

The following persons are serving as executive officers and directors of the Company upon the Closing, with Blair LaCorte, Luis Dussan, Robert Brown, Thomas R. Tewell and Andrew S. Hughes having been named as executive officers effective upon the Closing on August 16, 2021, and each of the directors having been elected by the CF III stockholders to the Board also upon the Closing on August 16, 2021. For biographical and current compensatory information concerning the executive officers and directors, see the disclosure in the Final Proxy Statement/Prospectus in the sections titled “Management of the Combined Entity Following the Business Combination” which is incorporated herein by reference.

Name	Age	Position
Blair LaCorte	58	Chief Executive Officer and Director
Luis Dussan	46	Chief Technology Officer, Chief Product Strategist and Director
Robert Brown	56	Treasurer, Chief Financial Officer and Chief Accounting Officer
Thomas R. Tewell	54	Chief Operating Officer
Andrew S. Hughes	55	Secretary and General Counsel
Wen Hsieh	48	Director
Prof. Dr. Bernd Gottschalk	77	Director
Dr. Karl-Thomas Neumann	60	Director
Timothy J. Dunn	63	Director
Carol DiBattiste	69	Director

Effective upon the Closing on August 16, 2021, Howard W. Lutnick, Anshu Jain and Jane Novak resigned as executive officers of CF III and Howard W. Lutnick, Anshu Jain, Robert G. Sharp and Robert J. Hochberg resigned as directors of CF III.

The Board is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. As Class I directors, each of Wen Hsieh and Timothy J. Dunn will serve until the Company’s 2022 annual meeting; as Class II directors, each of Luis Dussan and Dr. Karl-Thomas Neumann will serve until the Company’s 2023 annual meeting; and as Class III directors, each of Blair LaCorte, Prof. Dr. Bernd Gottschalk and Carol DiBattiste will serve until the Company’s 2024 annual meeting, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

2021 Equity Incentive Plan

As previously reported in the Current Report on Form 8-K filed with the SEC on August 16, 2021, at the Special Meeting, the CF III stockholders considered and approved the CF Finance Acquisition Corp. III 2021 Equity Incentive Plan (the “Incentive Plan”), and reserved 21,541,913 shares of Common Stock for issuance thereunder. The Incentive Plan was previously approved, subject to stockholder approval, by the board of directors of CF III on February 17, 2021. The Incentive Plan became effective immediately upon the Closing of the Business Combination. The number of shares of Common Stock reserved for issuance under the Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through January 1, 2032, by 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Board.

A more complete summary of the terms of the Incentive Plan is set forth in the Final Proxy Statement/Prospectus in the section titled “The Equity Incentive Plan Proposal”. That summary and the foregoing description of the Incentive Plan are qualified in their entirety by reference to the text of the Incentive Plan, which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Indemnification Agreements for Company Directors and Officers

In connection with the Closing of the Business Combination, the Company entered into indemnification agreements with each of its directors and officers (the “Indemnification Agreements”). The Indemnification Agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement. The foregoing description of the Indemnification Agreements is not complete and is subject to, and qualified in its entirety by reference to the text of the form of Indemnification Agreement, which is included as Exhibit 10.2 to this Current Report on Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 to this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company (as defined in Rule 21b-2 of the Exchange Act) as of the Closing Date. Reference is made to the disclosure in the Final Proxy Statement/Prospectus in the section titled “The Business Combination Proposal,” which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K.

Item 8.01.	Other Events

As a result of the Business Combination and by operation of Rule 12g-3(a) promulgated under the Exchange Act, AEye Inc. is a successor issuer to CF Finance Acquisition Corp. III. AEye Inc. hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

Item 9.01.	Financial Statement and Exhibits.

(a)-(b) Financial Statements.

The audited balance sheet of CF III., as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020 and 2019, and the related notes thereto and report of independent registered public accounting firm, included in the Final Proxy Statement/Prospectus in the section titled “Index to Financial Statements— Audited Financial Statements of CF Finance Acquisition Corp. III” are incorporated herein by reference.

The audited consolidated balance sheets of AEye Technologies as of December 31, 2020 and 2019, the related consolidated statements of operations, other comprehensive income loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes thereto and report of independent registered public accounting firm, included in the Final Proxy Statement/Prospectus in the section titled “Index to Financial Statements— Audited Financial Statements of AEye, Inc.” are incorporated herein by reference.

The unaudited pro forma combined financial information of the Company for the year ended December 31, 2020 and for the six months ended June 30, 2021 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

The unaudited financial statements of AEye Technologies, Inc. as of June 30, 2021 and for the six months ended June 30, 2021 are filed with this Current Report on Form 8-K as Exhibit 99.2 and incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

2.1*	Merger Agreement, dated as of February 17, 2021, by and among the Company, Merger Sub and AEye Technologies (included as Annex A-1 to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) (File No. 333-256058) on July 21, 2021)

2.2*	Amendment to the Merger Agreement, dated as of April 30, 2021, by and among the Company, Merger Sub and AEye Technologies (included as Annex A-2 to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) (File No. 333-256058) on July 21, 2021)

3.1	Second Amended and Restated Certificate of Incorporation of AEye, Inc.

3.2	Amended and Restated Bylaws of AEye, Inc.

10.1*	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 filed on the Registrant’s Current Report on Form 8-K (File No. 001-39699), filed on February 17, 2021)

10.2	Form of Indemnification Agreement

10.3*	2021 Equity Incentive Plan (included as Annex A-1 to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) (File No. 333-256058) on July 21, 2021)

99.1	Unaudited Pro Forma Condensed Combined Financial Information of the Company as of December 31, 2020 and for the Six Months ended June 30, 2021

99.2	Unaudited Consolidated Financial Statements of AEye, Inc. for the Six Months ended June 30, 2021

104	Cover Page Interactive Data File

*	Filed previously

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: August 21, 2021

	By:	/s/ Blair LaCorte
Blair LaCorte
Chief Executive Officer